Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 33-32465) pertaining to the Bergen Brunswig Pre-Tax Investment Retirement Account Plus Employer Contributions Plan of AmerisourceBergen Corporation of our report dated March 25, 2002, with respect to the financial statements and schedule of the Bergen Brunswig Pre-Tax Investment Retirement Account Plus Employer Contributions Plan included in this Annual Report (Form 11-K) for the year ended September 29, 2001.

/s/ Ernst & Young LLP
 Orange County, California
March 26, 2002